Exhibit 8.4

LUSE GORMAN, PC

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

www.luselaw.com

April 20, 2026

Board of Directors

Northfield Bancorp, Inc.

581 Main Street

Woodbridge, New Jersey 07095

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Northfield Bancorp, Inc., a Delaware corporation (“Northfield”), in connection with the transactions described in the Agreement and Plan of Merger, dated as of January 31, 2026 (the “Merger Agreement”), by and among Northfield, Columbia Financial, Inc., a Delaware corporation, Columbia Financial, Inc., a Maryland corporation (“Newco”), and Columbia Bank MHC, a federally chartered mutual holding company, pursuant to which Northfield will merge with and into Newco, with Newco remaining as the surviving corporation (the “Merger”). At your request, and in connection with the preparation and filing of the related Registration Statement on Form S-4, which includes the Joint Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), as initially filed by Newco with the U.S. Securities and Exchange Commission on March 6, 2026 (the “Registration Statement”), we are providing this opinion.

In connection with this opinion, we have reviewed: (i) the Merger Agreement; (ii) the Registration Statement; and (iii) the Proxy Statement/Prospectus. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, (i) that the Merger will be consummated in the manner described in Merger Agreement and the Registration Statement, and (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Merger Agreement). We have also assumed that the parties have complied with, and will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement.

We have participated in the preparation of the discussion set forth in the section of the Proxy Statement/Prospectus entitled “Description of the Merger—Material U.S. Federal Income Tax Consequences of the Merger.” Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, it is our opinion that such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

Northfield Bancorp, Inc.

April 20, 2026

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Luse Gorman, PC